UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 5, 2008

Date of Report (date of earliest event reported)

Nanometrics Incorporated

(Exact name of Registrant as specified in charter)

Delaware	0-13470	94-2276314
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1550 Buckeye Drive, Milpitas, California 95035

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 545-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 7, 2008, Nanometrics-Israel Ltd. (the “Company”), a company formed under the laws of Israel and a wholly-owned subsidiary of Nanometrics Incorporated, a Delaware corporation (the “Registrant”), and Tevet Process Control Technologies, Ltd., a company formed under the laws of Israel (“Tevet”), entered into an Asset Purchase Agreement (the “Purchase Agreement”), as announced in the attached press release. Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, the Company will purchase substantially all of the assets and business of Tevet (the “Asset Purchase”) in exchange for approximately $3.5 million (the “Purchase Price”).

The Purchase Price will be subject to upward and downward adjustment based on any increase or decrease, respectively, in Tevet’s net worth from the date of certain balance sheets related to the consummation of the Asset Purchase (the “Closing”). Under the terms of the Purchase Agreement, upon the Closing, the Company will deposit approximately 10% of the Purchase Price into an escrow account to be held by the escrow agent on behalf of Tevet in order to secure the obligations of Tevet under the Purchase Agreement. In the event that no indemnification claims are made by the Company against the escrow account, escrowed funds will be released to Tevet upon the twelve month anniversary of the Closing; provided, however, that if one or more indemnification claims have not been resolved by such date, the funds will remain in the escrow account until all such claims have been resolved.

Tevet has made customary representations, warranties and covenants, including, among others, covenants (i) to conduct its business in the ordinary course consistent with past practice until the Closing; (ii) not to engage in certain kinds of restricted transactions during such period; and (iii) not to solicit proposals relating to alternative business combination transactions.

The completion of the Asset Purchase is subject to various closing conditions, including, but not limited to (i) no legal or regulatory restraint or prohibition preventing the consummation of the Asset Purchase; (ii) receipt of all necessary third party consents or approvals; (iii) the accuracy of the representations and warranties; and (iv) the absence of any material adverse effect on Tevet.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of the form of Purchase Agreement is attached to this Current Report as Exhibit 99.1 and is incorporated herein by reference.

A copy of the press release is attached to this Current Report as Exhibit 99.2 and is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 5, 2008, the Board of Directors (the “Board”) of the Registrant approved amendments (the “Amendments”) to Sections 7.2 and 7.9 of Article VII of the Registrant’s Bylaws (the “Bylaws”), effective as of such date. The Amendments relate to stockholders’ right to receive certificated shares and the right to transfer shares of stock in uncertificated form.

The Board approved the Amendments in order to comply with Nasdaq Stock Market Marketplace Rule 4350(l), which requires Nasdaq-listed securities to be eligible for a direct registration program operated by a clearing agency registered under Section 17A of the Securities Exchange Act of 1934, as amended. A direct registration program is a system for book-entry ownership of stock or other securities, in which shares are owned, recorded and transferred electronically without issuance of a physical share certificate.

A copy of the Bylaws, as modified by the Amendments and as currently in effect, is attached to this Current Report as Exhibit 3.2 and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
3.2	Bylaws of Nanometrics Incorporated effective May 5, 2008.

99.1	Form of Asset Purchase Agreement by and between Tevet Process Control Technologies Ltd. and Nanometrics-Israel Ltd., dated May 7, 2008.

99.2	Press release issued by Nanometrics Incorporated dated May 7, 2008.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 8, 2008	NANOMETRICS INCORPORATED

/s/ Gary C. Schaefer
Gary C. Schaefer
Chief Financial Officer and Vice President of Finance and Administration

INDEX TO EXHIBITS

Exhibit No.	Description
3.2	Bylaws of Nanometrics Incorporated effective May 5, 2008.

99.1	Form of Asset Purchase Agreement by and between Tevet Process Control Technologies Ltd. and Nanometrics-Israel Ltd., dated May 7, 2008.

99.2	Press release issued by Nanometrics Incorporated dated May 7, 2008.